Exhibit 3.17

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

R. L. Polk & Co., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of R. L. Polk & Co. be amended by adding an Article Fifteenth to read as follows:

“No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, to the full extent that such liability may be eliminated under the Delaware General Corporation Law as in effect from time to time. ”

SECOND: That the stockholders of said corporation have given consent to said amendment at a meeting duly held.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said R.L. Polk & Co. has caused this certificate to be signed by Stephen R. Polk, its President, and attested by Leo A. Marx, Jr., its Secretary, this 8th day of July, 1994.

R. L. Polk & Co.

By	/s/ Stephen R. Polk

	Its:	President